Exhibit (h)

Administration Agreement between Registrant and Vastardis Fund Services LLC, dated
October 1, 2006.

Exhibit (h)

ADMINISTRATIVE SERVICES AGREEMENT

     ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”) made as of the 1st day of October, 2006 by and between the FFTW Funds, Inc. (the “Fund”) and VASTARDIS FUND SERVICES LLC, a Delaware limited liability company, having its principal office and place of business at 41 Madison Avenue, New York, NY 10010 (“Vastardis”).

     WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

     WHEREAS, the Fund desires to retain Vastardis to provide administrative services to each of the portfolios listed in Appendix A hereto, as such Appendix A may be amended by written mutual agreement by the parties from time to time, in the manner and on the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the above premises and mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Appointment of Administrator

     The Fund, being duly authorized, hereby appoints Vastardis to act as administrator and to perform certain administrative services. Vastardis accepts such appointment and agrees to render the services described herein for the fees set forth in Appendix B hereto. Any administrative services undertaken by Vastardis pursuant to this Agreement, as well as any other activities undertaken by Vastardis on behalf of the Fund pursuant hereto, shall at all times be subject to any directives of the Fund’s Board of Directors (the “Board”).

2. Duties of Administrator

     Subject to the supervision and direction of the Board, Vastardis will perform the services described in Appendix C hereto. Any additional services to be provided by Vastardis upon the request of the Fund shall be mutually agreed to and shall be set forth in an amendment to such Appendix C executed by the parties hereto. Vastardis shall in no event be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction. Furthermore, Vastardis has no discretion over the Fund’s choice of investments and shall have no liability for the Fund’s choice of investments.

3. Duties of the Fund

     The Fund shall furnish Vastardis with properly certified or authenticated copies of each of the following, as applicable:

     (a) Resolutions of the Board authorizing the appointment of Vastardis to provide certain administrative services to the Fund and approving this Agreement;

     (b) The Fund’s incorporating documents and all amendments thereto (the “Articles”);

     (c) The Fund’s by-laws and all amendments thereto (the “By-Laws”);

     (d) The Fund’s agreements with all service providers, which include any investment advisory agreements, sub-investment advisory agreements, custody agreements, distribution agreements and transfer agency agreements (collectively, the “Agreements”);

     (e) The Fund’s most recent prospectus or offering documents (the “Prospectus”); and any Registration Statement on Form N-1A (the “Registration Statement”) filed under the Securities Act of 1933 and under the 1940 Act and all amendments thereto; and

     (f) Such other certificates, documents or opinions as may mutually be deemed necessary or appropriate for Vastardis to receive in the proper performance of its duties hereunder.

     The Fund will promptly furnish Vastardis with copies of all amendments of or supplements to the foregoing. Furthermore, the Fund will use its best efforts to notify Vastardis as soon as possible of any matter which may materially affect the performance by Vastardis of its services under this Agreement.

4. Audit and Inspection

     Vastardis shall make available to the Fund during regular business hours all records and other data created and maintained pursuant to the provisions of this Agreement for reasonable audit and inspection by the Fund or any regulatory agency having authority over the Fund.

5. Limitation of Liability

     Neither Vastardis nor any of its directors, partners, officers, employees or agents (“Vastardis Indemnified Parties”) performing services for the Fund, at the direction or request of Vastardis in connection with Vastardis’ discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any loss, damage, liability, actions, suits, claims, costs, and expenses, including legal fees (a “Claim”), arising as a result of any act or omission in the course of or in connection with Vastardis’ services hereunder, except for any Claim resulting from the willful misfeasance, gross negligence, or bad faith of, or material breach of this Agreement by Vastardis or any Vastardis Indemnified Party.

     Vastardis may apply to the Board at any time for instructions and may consult counsel for the Fund or such other external counsel agreed to by the Fund and with accountants and other experts with respect to any matter arising in connection with Vastardis’ duties hereunder. Vastardis shall not be liable or accountable for any act taken or omitted by Vastardis in good faith in accordance with such instruction or with the opinion of such counsel, accountants, or other experts. Vastardis shall not be liable for any act or omission taken or not taken in reliance upon any document, certificate or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons. Vastardis shall not be held to have notice of any change of authority of any officers, employees, or agents of the Fund or the Fund until receipt of written notice thereof has been received by Vastardis from the Fund.

6. Indemnification

     Vastardis and Vastardis Indemnified Parties shall be indemnified against any and all actions, suits and claims (collectively, “Claims”), including claims of third parties, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses, and liabilities (collectively, “Losses”) to which Vastardis and Vastardis Indemnified Parties may become subject, insofar as such Claims and Losses (i) arise directly or indirectly out of Vastardis’ services or any other service rendered to the Fund hereunder and (ii) do not result from willful misfeasance, gross negligence, or bad faith of Vastardis or any Vastardis Indemnified Party. Vastardis shall indemnify and hold the Fund harmless from and against all Claims and Losses to the extent such Claims and Losses result from willful misfeasance, gross negligence, or bad faith of Vastardis or any Vastardis Indemnified Party.

      Notwithstanding anything to the contrary in this Agreement, in no event shall Vastardis nor any Vastardis Indemnified Party be liable for special, incidental or consequential damages, even if advised of the possibility of such damages.

     The indemnity and defense provisions set forth herein shall indefinitely survive the expiration or termination of this Agreement for any reason.

7. Term of Agreement

     The term of this Agreement shall commence on the date set forth above and continue through March 31, 2007 (the “Initial Term”), unless earlier terminated as provided herein. Thereafter, the term of this Agreement shall continue for successive one-year terms (each a “Renewal Term”) unless written notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be.

     Either party hereto may terminate this Agreement prior to the expiration of the Initial Term or any Renewal Term in the event the other party violates any material provision of this Agreement or fails to generally perform in accordance with the minimum requirements for standard industry practices, provided that the violating party does not cure such violation within ninety (90) days of receipt of written notice from the non-violating party of such violation.

     This Agreement may also be terminated by the Fund if William Vastardis ceases to be employed in an active capacity by Vastardis for any reason.

     The assignment (as defined in Section (2)(a)(4) of the 1940 Act and rules thereunder) of this Agreement or any rights, or obligations thereunder, shall be prohibited by either party without the written consent of the other party. This agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     Any amendment to or assignment of this Agreement shall be in writing and signed by the parties hereto, provided that no material amendment or assignment shall be effective unless authorized by resolution of the Board or by a majority of the outstanding voting securities of the Fund.

8. Confidentiality

     The parties hereto shall keep confidential any non-public information obtained in connection with this Agreement and shall not disclose such information without the consent of the other party, except as expressly required by applicable law or regulatory agency. Vastardis retains all right, title and interest in and to any proprietary technology provided by Vastardis in connection with the provision of services by Vastardis under this Agreement. The Fund shall not reproduce, copy, disclose, provide or otherwise make available, in whole or in part, such technology without the prior written consent of Vastardis. The obligations of this provision shall survive the expiration or termination of this Agreement for any reason.

9. Notices

     Unless otherwise provided for in this Agreement, any notice or other instrument in writing authorized or required by this Agreement to be given to either party hereto will be sufficiently given if addressed to such party and delivered via (i) United States Postal Service registered mail, (ii) facsimile with written confirmation, or (iii) hand delivery with signature to such party at its office at the address set forth below, namely:

               If to the Fund:

               Fischer Francis Trees & Watts, Inc.
               200 Park Avenue, 46th Floor
               New York, NY 10166
               Attn: Stephen P. Casper, Chief Executive Officer
               With a copy to: Robin S. Meister, General Counsel

               If to Vastardis:

               Vastardis Fund Services LLC
               41 Madison Ave. 30th Floor
               New York, NY 10010
               Attn: William E. Vastardis, President
               With a copy to: Ty D. Oyer, Corporate Counsel

10. Force Majeure

     Neither party shall be deemed to have breached this Agreement by reason of delay or failure in performance resulting from acts reasonably beyond the control of such party. Vastardis shall have no liability for cessation of services hereunder or any damages resulting therefrom to the Fund as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, act of war, terrorism, riot, banking moratorium, legal constraint, communication line failure or power failure, or other impossibility of performance.

11. Arbitration

     If the parties are unable to resolve any dispute arising out of or in connection with this Agreement either party may refer the dispute to arbitration by a single arbitrator selected by the parties according to the rules of the American Arbitration Association (“AAA”), and the decision of the arbitrator will be final and binding on both parties. Such arbitration will be conducted by the New York, New York office of the AAA and governed by New York law. In the event that the parties fail to agree on the selection of the arbitrator within thirty (30) days after either party’s request for arbitration under this paragraph, the arbitrator will be chosen by AAA. The arbitrator may in his discretion order documentary discovery, but in no event may depositions be taken. The arbitrator will have no authority to award punitive damages. Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction. Notwithstanding the foregoing, no issue related to the ownership of intellectual property will be subject to arbitration but will instead be subject to determination by a court of competent jurisdiction.

12. Miscellaneous

     (a) Except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to conflicts of laws principles and each of the parties irrevocably consents to the exclusive jurisdiction of the courts of the State of New York and the federal courts located in New York City in the borough of Manhattan.

     (b) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute the Agreement when a duly authorized representative of each party has signed a counterpart. The parties may sign and deliver this Agreement by facsimile transmission. Each party agrees that the delivery of the Agreement by facsimile shall have the same force and effect as delivery of original signatures and that each party may use such facsimile signatures as evidence of the execution and delivery of the Agreement by all parties to the same extent that an original signature could be used.

     (c) In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

     (d) This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the parties with respect to the subject matter hereof.

     (e) The captions of this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     (f) Nothing in this Agreement shall prevent Vastardis or any affiliated person of Vastardis from providing services for any other person, firm, or corporation, including other investment companies.

[Remainder of page intentionally left blank.]

SIGNATURE PAGE

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year above written.

ATTEST:		FFTW FUNDS, INC.

By:	/s/ Colleen Duffy	By:	/s/ Stephen P. Casper
	Name: Collen Duffy		Stephen P. Casper
CEO & President

ATTEST:		VASTARDIS FUND SERVICES LLC

By:	/s/ Ty D. Oyer	By:	/s/ William El Vastardis
	Name: Ty D. Oyer		William E. Vastardis
President

APPENDIX A
to
ADMINISTRATIVE SERVICES AGREEMENT

U.S. Short-Term Portfolio

Limited Duration Portfolio

Mortgage-Backed Portfolio

Worldwide Portfolio

Worldwide Core Portfolio

International Portfolio

U.S. Inflation-Indexed Portfolio

Global Inflation-Indexed Hedged Portfolio

APPENDIX B
to
ADMINISTRATIVE SERVICES AGREEMENT

     In consideration of the services rendered and expenses assumed by Vastardis pursuant to this Agreement, the Fund shall pay Vastardis in arrears on the last business day of each month fees to be calculated as follows:

Annual Fees
First	$350 million of net assets	0.07%
Next	$2.65 billion of net assets	0.05%
Next	$2 billion of net assets	0.04%
Over	$5 billion of net assets	0.03%

     Vastardis shall be reimbursed for all necessary proper disbursements, expenses and charges made or incurred by Vastardis in the performance of this Agreement, including any indemnities for any loss, liabilities or expense to Vastardis as provided herein. Vastardis will also be entitled to reimbursement by the Fund for all reasonable expenses incurred in conjunction with termination of this Agreement and any conversion or transfer work done in connection therewith. In addition, Vastardis will be reimbursed for the reasonable travel and other incidental expenses incurred at the request of the Fund. Other out-of-pocket expenses may include costs for systems licenses, necessary third-party services, and data feeds that Vastardis may incur specifically on behalf of the Fund. Vastardis will discuss any such costs with the Funds prior to incurring such costs. Any discounts that Vastardis may be able to negotiate across its client base will be passed through to the Fund.

APPENDIX C
to
ADMINISTRATIVE SERVICES AGREEMENT

Function	Frequency	Vastardis Fund Services LLC	FFTW	Fund Auditor (A) or
Counsel (C)
Reporting &
Compliance
Monitor portfolio	Daily	Perform tests of certain specific portfolio activity designed	Approves	A/C - Provide consultation
compliance in		from provisions of the Fund’s Prospectus/SAI as outlined in	compliance	as needed on compliance
accordance with		compliance testing matrix. Follow-up on potential warnings	testing	issues.
Prospectus/SAI.		or violations. Send daily results to FFTW. Any warnings or	matrix.
violations are communicated to FFTW.
Calculate segregation	Daily	Calculate segregation requirement per approved	Resolves
requirement to comply		methodology.	segregation
with Rule 10666 for			requirement
the FFTW RIC			issues.
products.
Provide compliance	Monthly	Provide a report of compliance testing results to FFTW.	Review	A/C - Provide consultation
summary package			report.	as needed.
Perform asset	Quarterly	Perform asset diversification tests at each tax quarter end.	Review test	A - Provide consultation as
diversification testing		Follow-up on issues. Forward results to FFTW and audit	results and	needed in establishing
to establish		firm.	take any	positions to be taken in tax
qualification as a RIC.			necessary	treatment of particular
			action.	issues.
Perform qualifying	Quarterly	Perform qualifying income testing (on book basis income,	Review test	A - Consult as needed on tax
income testing to		unless material differences are anticipated) on quarterly basis	results and	accounting positions to be
establish qualification		and as may otherwise be necessary. Follow-up on issues.	take any	taken. Review in
as a RIC.		Forward results to FFTW.	necessary	conjunction with year-end
			action.	audit.

Function	Frequency	Vastardis Fund Services LLC	FFTW	Fund Auditor (A) or
Counsel (C)
Perform tax-related services	Annually	Prepare tax returns and calculate distribution amounts		A - Review and comment as
		for excise and spillback requirements.		needed.
Calculate preliminary and	Monthly	Provide results to FFTW.
final gross and net total
return information on funds.
Validate vendor	Monthly	Reconcile the total returns published by Lipper,	Review
performance results.		Morningstar, and Bloomberg to ensure numbers agree	total return
		with Vastardis. Communicate results to FFTW.	information.
Calculate book distribution	Monthly	Calculate monthly book income distributions amount
amounts.		and communicate to Transfer Agent and Fund
Accounting. Declare rate and communicate with
Transfer Agent and Fund Accounting.
Prepare performance Tables	Monthly	Prepare and review performance tables including	Review
for the FFTW Funds for use		benchmark data obtained from FFTW.	performance
in marketing literature to			tables and
FFTW clients.			provide
benchmark
data to
Vastardis.
Prepare and send MRFs for	Monthly	Prepare and review monthly performance information	Provide
the FFTW Funds to Quasar		and portfolio information and send to Quasar and	benchmark
for filing with NASD if		FFTW.	data to
necessary.			Vastardis.

Function	Frequency	Vastardis Fund Services LLC	FFTW	Fund Auditor (A) or
Counsel (C)
Prepare annual expense	Annually	Prepare expense budget. Notify Fund Accounting of
budget for mutual funds and		new accrual rates. Obtain vendor informational
establish accruals.		engagement letters as appropriate.
Monitor the expense budget	Quarterly	Monitor actual expenses as compared with budget and		C/A - Provide consultation
for FFTW Funds.		update budgets and expenses accruals as needed.		as requested.
Prepare expense payable	Monthly	Analyze payable accounts to ensure balances are
analysis for mutual funds.		reasonable as compared with budget. Ensure bills are
paid from correct account by custodian. Make
adjustments as necessary.
Receive and coordinate	As	Propose allocations of invoices among funds.	Send invoices
payment of fund expenses.	necessary	Authorize all invoices in accordance with authorized	to Vastardis in
		signers guidelines. Obtain FFTW approval as	a timely
		necessary.	manner.
Authorize
invoices as
necessary.
Calculate asset based fees.	Monthly	Using net asset levels, calculate asset based fees.
Calculate 24f-2 registration	Annually	Calculate and review 24f-2 filing and registration fee.
fee and complete filing.		Complete the electronic filing with the SEC.
Prepare and file Maryland	Annually	Prepare, review and file Maryland Property Tax form.	Review filing.
Property Tax Return.

Function	Frequency	Vastardis Fund Services LLC	FFTW	Fund Auditor (A) or
Counsel (C)
Prepare Form 1099-MISC	Annually	Summarize amounts paid during the calendar year to
for non-incorporated		vendors. Prepare and mail Form 1099-MISC and
vendors.		Form 1096 Transmittal. Obtain tax ID numbers and
current mailing address for vendors.
Prepare and file Form N-	Semi-	Prepare form for filing. Obtain any necessary		A - Provide annual audit
SAR	annually	supporting documents. File with the SEC via		internal control letter to
		EDGAR.		accompany the annual
filing.
Financial Reporting
Prepare financial	Quarterly	Prepare selected portfolio and financial information	Review.
information for presentation		for inclusion in board material.
to Fund Management and
Board of Directors.
Coordinate the annual audit	Semi-	Prepare financials and file with the SEC. Coordinate	Provide	A - Perform audit and
and semi-annual preparation	annually	the review and approval by portfolio managers of	MD&A.	issue opinion on annual
and printing of financial		portfolio listings to be launched in financial	Approve	financial statements.
statements.		statements. Prepare appropriate management letter	format and
		and coordinate the review of MD&A with Quasar.	text. Review	A/C - Review reports.
and approve
entire report.
Coordinate the preparation	Semi-	Complete Form N-CSR and certifications and	Review and	C - Review Form N-CSR
and filing of Form N-CSR.	annually	coordinate management review. Coordinate EDGAR	approve Form
		conversion with outside printer and filing with the	N-CSR.
		SEC via EDGAR.	Forward
signed N-CSR
and
certifications
to Vastardis.

Function	Frequency	Vastardis Fund Services LLC	FFTW	Fund Auditor (A) or
Counsel (C)
Legal
Prepare agenda and board	Quarterly	Maintain annual calendar of required quarterly and	Review and	C - Review board material
materials for quarterly board		annual approvals. Prepare agenda, resolutions and	approve board	and minutes. Timely
meetings.		other board materials for quarterly board meetings.	materials and	notification of non-routine
		Prepare supporting information and materials when	board and	items. Ensure BOD
		necessary. Assemble and distribute board books.	committee	material contains all
		Attend board and committee meetings and prepare	meeting	required information that
		related minutes.	minutes.	the BOD must review and
approve to perform its
duties.
Prepare amendments to	As	Prepare and coordinate the filing of post-effective	Review and	A/C - Review and approve
registration statement.	necessary	amendments. Respond to SEC comments.	approve filings	filings and SEC responses.
		Coordinate with outside printers the EDGAR	and responses	Provide consents as
		conversion, filing with the SEC, and printing of the	to SEC	appropriate.
		prospectus.	comments.
Periodic legal issues.	As	Provide information and advice on Investment
	necessary	Company Act of 1940 issues (and other governing
regulations and legislation) as requested by FFTW.
Prepare Prospectus/SAI	As	Prepare Prospectus and SAI supplements. File with	Review and	C - Review and approve
supplements.	necessary	the SEC via EDGAR. Coordinate printing and	approve.	supplements.
distribution of supplements.

Function	Frequency	Vastardis Fund Services LLC	FFTW	Fund Auditor (A) or
Counsel (C)
Proxy Material/Shareholder	Annually	Prepare drafts of proxy material, file materials with	Review and	A - Review and approve
Meetings.		SEC, respond to SEC comments, and coordinate	approve	proxy material and SEC
		printing and distribution.	statements and	responses.
responses to
SEC
comments.
Respond to regulatory	As	Compile and provide documentation pursuant to	Coordinate	C - Provide consultation as
examinations.	necessary	examination requests. Assist client in resolution of	with	needed.
		examination inquiries.	regulatory
examiners.
Fidelity Bond & Liability	Annually	Maintain bond and insurance calendar. Timely	Approve
Insurance.		notification of bond and insurance renewals to FFTW.	coverage level.
Assist in completion of application form as necessary.
File bond with SEC.
Maintain Fund Books and	On-going	Act as depository of official books and records for the
Records.		Fund.
Blue Sky
Maintain effective Blue Sky	On-going	Coordinate with Clear Sky (outsourced Blue Sky		C - Provide consultation as
notification filings for states		filing service provider). Correspond with FFTW with		necessary.
in which Fund Management		respect to new funds, classes, mergers, and
intends to solicit sales of		liquidations.
fund shares.